UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2007

CENTER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	2-81353	52-1273725
(State Or Other	(Commission	(IRS Employer
Jurisdiction Of	File Number)	Identification No.)
Incorporation)

2455 Morris Avenue, Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 862-3683

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On August 23, 2007, John J. Davis retired as President and Chief Executive Officer of each of Center Bancorp, Inc. (the “Company”) and Union Center National Bank, a wholly-owned subsidiary of the Company (the “Bank”), effective immediately. Also on August 23, 2007, in order to fill a vacancy on the Board of Directors of the Company created by the previously disclosed resignation of Kenneth Battiato, the Board of Directors of the Company appointed Mr. Davis to serve as a Class III director of the Company, with his term expiring in 2008. Mr. Davis remains a director of the Bank. Mr. Davis, age 64, served as President and Chief Executive Officer of the Company from 1982 until his retirement and as President and Chief Executive Officer of the Bank from 1977 until his retirement. Mr. Davis served as a director of the Company from 1982 until May 2007 and has served as a director of the Bank since 1977.

On August 23, 2007, the Board of Directors of the Company appointed Anthony C. Weagley to serve as acting President of each of the Company and the Bank while the Company conducts a search for Mr. Davis’ replacement. Mr. Weagley will continue to serve as Senior Vice President and Chief Financial Officer of the Company pursuant to the terms of Mr. Weagley’s current employment agreement with the Company, the terms of which have been previously disclosed. Mr. Weagley will not receive additional compensation in exchange for his service as acting President of each of the Company and the Bank. Mr. Weagley, age 45, has served as Senior Vice President and Chief Financial Officer of the Company since 1996 and held various other positions with the Company, including Vice President, Treasurer and Cashier, from 1991 to 1996. Mr. Weagley served as Assistant Vice President of the Bank from 1991 to 1997.

A copy of the press release announcing the retirement of Mr. Davis as President and Chief Executive Officer of each of the Company and the Bank, the appointment of Mr. Davis as a director of the Company and the appointment of Mr. Weagley as acting President of each of the Company and the Bank is being filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 -  Press release, dated August 23, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Anthony C. Weagley
Acting President, Senior Vice President and Chief Financial Officer

Dated: August 28, 2007